Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

Amer Sports, Inc.

(Exact Name of Registrant as Specified in its Articles of Association)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value EUR 0.0300580119630888 per share	457(c)	39,100,000	$26.20	$1,024,420,000	$153.10 per $1,000,000	$156,838.71
Fees Previously Paid
			Total Offering Amounts				$156,838.71
			Total Fees Previously Paid				$0
			Total Fee Offsets				$0
			Net Fee Due				$156,838.71

(1) Includes 5,100,000 additional shares that the underwriters have the option to purchase.

(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the ordinary shares on the New York Stock Exchange on November 29, 2024, in accordance with Rule 457(c) of the Securities Act of 1933, as amended.